NEWS RELEASE

Visteon Announces 2011 Financial Results

Full-Year 2011 Highlights

•	Product sales of $8.05 billion, up $724 million from prior year

•	Net income of $80 million; includes $66 million non-cash impairment charge

•	All-time high adjusted EBITDA of $685 million

•	New business wins exceed $1 billion – highest ever as a percentage of sales

•	Year-end cash balances of $746 million; total debt of $599 million

Fourth Quarter 2011 Highlights

•	Product sales of $1.86 billion; includes deconsolidation, divestiture and plant closure reductions of $105 million

•	Net loss of $26 million, reflects $66 million non-cash impairment charge

•	Adjusted EBITDA of $154 million, up 12 percent from 2010 fourth quarter

•	Cash generated by operating activities of $120 million – up $169 million year-over-year

VAN BUREN TOWNSHIP, Mich., Feb. 27, 2011 — Visteon Corporation (NYSE: VC) today announced financial results for 2011, reporting full-year product sales of $8.05 billion, an increase of $724 million or 10 percent compared with 2010. Net income for the full year 2011 was $80 million, or $1.54 per diluted share. Visteon’s net income of $80 million in 2011 included $66 million of non-cash impairment charges, while net income of $1.03 billion in 2010 included $933 million of net reorganization gains in connection with the company’s emergence from Chapter 11 on Oct. 1, 2010.

Adjusted EBITDA, as defined below, for full-year 2011 reached an all-time high of $685 million, an increase of $71 million compared with 2010. For full-year 2011, customers awarded Visteon more than $1 billion in new business, a record as a percentage of current year revenue.

For the fourth quarter of 2011, Visteon reported a net loss of $26 million, or 51 cents per share, on sales of $1.86 billion. For the fourth quarter of 2010, Visteon’s net income was $1.13 billion, on sales of $1.89 billion, and included reorganization gains of $1.06 billion. Adjusted EBITDA for the fourth quarter of 2011 was $154 million, a 12 percent improvement over the same period a year earlier. Visteon generated $120 million in cash from operations in the fourth quarter, up $169 million from the fourth quarter of 2010.

“For the third consecutive year, we improved our sales and adjusted EBITDA, and our customers recognized our competitive strengths by awarding Visteon a record level of new business,” said Donald J. Stebbins, chairman, chief executive officer and president. “With our competitive cost structure and global manufacturing and engineering footprint, we are focused on delivering value for our customers and our shareholders.”

Full-Year 2012 Outlook Reaffirmed

Visteon reaffirmed the full-year 2012 guidance it provided at a Jan. 11 analyst conference. Visteon projects 2012 product sales ranging from $7.1 billion to $7.5 billion, adjusted EBITDA in the range of $650 million to $690 million, and free cash flow of $25 million to $50 million.

Net New Business

Visteon reported new business wins of $1.06 billion for the full-year 2011 – an all-time high as a percentage of sales. Visteon has an expected backlog of approximately $1 billion of consolidated net new business for the period 2012 through 2014, with about 85 percent attributable to the climate business. Customers in Asia account for approximately 48 percent of this backlog, while Europe represents 28 percent, North America 16 percent and South America 8 percent.

Other Developments

On Nov. 30, 2011, Visteon and YFV signed a non-binding memorandum of understanding with respect to a potential transaction to combine the majority of Visteon’s global interiors business with YFV.

Visteon announced Jan. 10, 2012, that it contributed shares of company stock valued at approximately $70 million into its two largest U.S. pension plans. This followed a cash contribution of approximately $15.1 million to one of the plans on Dec. 27, 2011, after the return of funds previously held by the Pension Benefit Guaranty Corporation (PBGC).

Fourth Quarter 2011 Results

Fourth quarter 2011 product sales were $1.86 billion, down $27 million year-over-year, primarily due to an $83 million decrease in sales relating to the deconsolidation of Duckyang Industry Co. Ltd. from the company’s financial statements effective Oct. 31, 2011. Divestitures and closures had an additional $22 million impact on product sales. These impacts were partially offset by higher vehicle production volumes.

Approximately 31 percent and 26 percent of fourth quarter 2011 product sales were to Hyundai-Kia and Ford, respectively. Renault-Nissan and PSA Peugeot-Citroën collectively accounted for 13 percent of sales. On a regional basis, Asia Pacific and Europe accounted for 41 percent and 37 percent of total product sales, respectively, while North America accounted for 17 percent and South America 5 percent.

Gross margin of $149 million for the fourth quarter of 2011 represented a year-over-year decrease of $98 million. Gross margin in the fourth quarter of 2010 included $133 million of lower costs associated with the termination of certain U.S. other post retirement employee benefit (OPEB) plans. Gross margin improvements during the fourth quarter of 2011 associated with favorable cost performance and slightly higher vehicle production volumes were partially offset by unfavorable currency.

Selling, general and administrative expenses for the fourth quarter of 2011 totaled $98 million, up $9 million from the fourth quarter of 2010.

The company recorded non-cash impairment charges of $66 million during the fourth quarter of 2011. Other income of $24 million for the fourth quarter of 2011 included $18 million of recoveries from the estate of one of the company’s former subsidiaries.

During the fourth quarter of 2011, Visteon recognized $38 million of equity in the net income of non-consolidated affiliates, primarily attributable to Visteon’s 50 percent ownership interest in Yanfeng Visteon Automotive Trim Systems Ltd. (YFV) and related affiliate interests.

For the fourth quarter of 2011, the company reported a net loss of $26 million. This compares to net income of $1.13 billion in the fourth quarter of 2010, which included reorganization gains of $1.06 billion. Adjusted EBITDA for the fourth quarter of 2011 was $154 million, an improvement of $16 million from the same quarter a year earlier.

Full-Year 2011 Results

Product sales for full year 2011 were $8.05 billion, up $724 million, or nearly 10 percent, from 2010, reflecting higher customer vehicle production volumes and favorable currency. The improved production environment was partially offset by $249 million related to divestitures and plant closures completed in 2010 and the first half of 2011, and the deconsolidation of Duckyang. Approximately 31 percent and 27 percent of 2011 product sales were to Hyundai-Kia and Ford, respectively. Renault-Nissan and PSA Peugeot-Citroën collectively accounted for 14 percent of sales. On a regional basis, Asia Pacific and Europe accounted for 42 percent and 36 percent of total product sales, respectively, while North America accounted for 16 percent and South America 6 percent.

Gross margin for 2011 was $643 million, decreasing $166 million from full year 2010. Gross margin for full year 2010 included $192 million of savings related to OPEB terminations.

Selling, general and administrative expenses for 2011 totaled $398 million compared with $381 million for 2010, an increase of $17 million. Year-over-year, intangibles amortization costs associated with the adoption of fresh-start accounting increased $10 million.

Full-year 2011 results include a $24 million loss on debt extinguishment associated with the refinancing of the company’s $500 million term loan, which was completed in April. The company also recorded restructuring charges of $24 million in connection with the announced closure of an electronics plant in Spain. Negotiations with local unions, works council committee and appropriate public authorities regarding specific closure arrangements were completed in February 2012. The company anticipates recording about $47 million of additional costs in the first quarter of 2012 associated with these arrangements.

Equity in net income of non-consolidated affiliates of $168 million for full year 2011 represented a $22 million increase over 2010. The increase in 2011 reflects significantly higher vehicle production in China and continued growth of YFV.

Visteon reported net income of $80 million for full year 2011 which included $66 million of non-cash impairment charges. In 2010, Visteon reported reorganization gains of $933 million, including $956 million related to the settlement of obligations previously recorded as liabilities subject to compromise and $106 million related to the adoption of fresh-start accounting, partially offset by reorganization costs of $129 million.

Adjusted EBITDA of $685 million for 2011 represented an increase of $71 million, or 12 percent, over full year 2010.

Cash and Debt Balances

As of Dec. 31, 2011, Visteon had global cash balances totaling $746 million, including restricted cash of $23 million, and total debt of $599 million.

For full year 2011, Visteon generated $175 million of cash from operations, including a use of about $50 million for Chapter 11-related items. Capital expenditures of $258 million in 2011 were $49 million higher than in 2010. For 2011, free cash flow, as defined below, was negative $83 million, compared with negative $35 million for 2010.

For the fourth quarter of 2011, Visteon generated $120 million of cash from operations, compared with a use of $49 million in the same period a year earlier. Capital expenditures in the fourth quarter of 2011 were $73 million, down from $92 million in the fourth quarter of 2010. Free cash flow was $47 million in the fourth quarter of 2011, compared with a use of $141 million in the fourth quarter of 2010.

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 27 countries and employs approximately 26,000 people. Learn more at www.visteon.com.

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Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2012 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Fresh-Start Accounting

The company adopted fresh-start accounting in connection with the Oct. 1, 2010, emergence from Chapter 11 bankruptcy proceedings. Accordingly, for illustrative purposes, the company has combined certain predecessor periods with successor periods to derive combined results for the three and 12 months ended Dec. 31, 2010 (the “Combined Company”). However, because of various financial statement adjustments in connection with the adoption of fresh-start accounting, including adjustments necessary to give effect to the plan of reorganization and adjustments of assets and liabilities to fair value, the results of operations for the Successor Company are not comparable to those of the Combined Company.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (2) our ability to satisfy pension and other post-employment benefit obligations; (3) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (4) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (5) new business wins, re-wins and backlog do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (7) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (8) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

Contact:

Media:

Jim Fisher	Annouk Ruffo Leduc
734-710-5557	+86-21-6192 9824
734-417-6184 – mobile	aruffole@visteon.com
jfishe89@visteon.com

Investors:

Chuck Mazur
734-710-5800 investor@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data )

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2011	2010	2010	2011	2010
	Successor		Combined	Successor	Combined
Net sales
Products	$1,859	$1,886	$1,886	$8,047	$7,323
Services	—	1	1	—	143

	1,859	1,887	1,887	8,047	7,466
Cost of sales
Products	$1,710	$1,642	$1,639	$7,404	$6,516
Services	—	1	1	—	141

	1,710	1,643	1,640	7,404	6,657

Gross margin	149	244	247	643	809
Selling, general and administrative expenses	98	110	89	398	381
Asset impairments	66	—	—	66	4
Restructuring expenses	6	28	28	24	48
Other (income) expense, net	(24)	13	13	(11)	34
Reorganization items, net	—	—	(1,056)	—	(933)

Operating income	3	93	1,173	166	1,275
Interest expense	12	16	16	50	186
Interest income	5	6	6	21	16
Loss on debt extinguishment	—	—	—	24	—
Equity in net income of non-consolidated affiliates	38	41	46	168	146

Income before income taxes	34	124	1,209	281	1,251
Provision for income taxes	40	19	56	127	150

Net (loss) income	(6)	105	1,153	154	1,101
Net income attributable to non-controlling interests	20	19	19	74	75

Net (loss) income attributable to Visteon	$(26)	$86	$1,134	$80	$1,026

Per share data:
Net (loss) income attributable to Visteon
Basic	$(0.51)	$1.71		$1.56
Diluted	$(0.51)	$1.66		$1.54

Average shares outstanding (in millions)
Basic	50.7	50.2		51.2
Diluted	50.7	51.7		52.0

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31
	2011	2010
ASSETS
Cash and equivalents	$723	$905
Restricted cash	23	74
Accounts receivable, net	1,067	1,092
Inventories, net	381	364
Other current assets	304	267

Total current assets	2,498	2,702

Property and equipment, net	1,412	1,576
Equity in net assets of non-consolidated affiliates	644	439
Intangible assets, net	353	402
Other non-current assets	66	89

Total assets	$4,973	$5,208

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt, including current portion of long-term debt	$87	$78
Accounts payable	1,004	1,203
Accrued employee liabilities	189	196
Other current liabilities	277	365

Total current liabilities	1,557	1,842

Long-term debt	512	483
Employee benefits	495	526
Deferred tax liabilities	187	190
Other non-current liabilities	225	217

Shareholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	13	29
Additional paid-in capital	1,165	1,099
Retained earnings	166	86
Accumulated other comprehensive (loss) income	(25)	50
Treasury stock	(13)	(5)

Total Visteon Corporation shareholders’ equity	1,307	1,260
Non-controlling interests	690	690

Total shareholders’ equity	1,997	1,950

Total liabilities and shareholders’ equity	$4,973	$5,208

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2011	2010	2010	2011	2010
	Successor		Combined	Successor	Combined
Operating Activities
Net (loss) income	$(6)	$105	$1,153	$154	$1,101
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Depreciation and amortization	68	73	73	316	280
Asset impairments	66	—	—	66	4
Equity in net income of non-consolidated affiliates, net of dividends remitted	(34)	(41)	(46)	(122)	(133)
Loss on debt extinguishment	—	—	—	24	—
Pension and OPEB, net	—	(146)	(146)	—	(187)
Reorganization items	—	—	(1,056)	—	(933)
Other non-cash items	1	44	80	27	105
Changes in assets and liabilities:	—
Accounts receivable	26	(53)	(53)	(106)	(132)
Inventories	17	5	5	(33)	(70)
Accounts payable	(12)	174	174	(29)	229
Other	(6)	(7)	(233)	(122)	(90)

Net cash provided from (used by) operating activities	120	154	(49)	175	174
Investing Activities
Capital expenditures	(73)	(92)	(92)	(258)	(209)
Deconsolidation of Duckyang	(52)	—	—	(52)	—
Acquisition of joint venture interests	(22)	—	—	(29)	(3)
Proceeds from asset sales	3	16	16	14	61
Other	—	—	—	(6)	—

Net cash used by investing activities	(144)	(76)	(76)	(331)	(151)
Financing Activities
Short-term debt, net	6	6	6	17	(3)
Cash restriction, net	(1)	16	121	51	59
Debt proceeds, net	—	—	472	503	481
Principal payments on debt	—	(61)	(1,688)	(513)	(1,787)
Rights offering proceeds, net	—	—	1,201	(33)	1,190
Other	(2)	(1)	(1)	(28)	(22)

Net cash from (used by) financing activities	3	(40)	111	(3)	(82)
Effect of exchange rate changes on cash	(14)	1	1	(23)	2

Net (decrease) increase in cash and equivalents	(35)	39	(13)	(182)	(57)
Cash and equivalents at beginning of period	758	866	918	905	962

Cash and equivalents at end of period	$723	$905	$905	$723	$905

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Millions)

(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended			Twelve Months Ended		Estimated
	December 31			December 31		Full Year
	2011	2010	2010	2011	2010	2012
	Successor		Combined	Successor	Combined	Successor
Net (loss) income attributable to Visteon	$(26)	$86	$1,134	$80	$1,026	$25 - $65
Interest expense, net	7	10	10	29	170	40
Provision for income taxes	40	19	56	127	150	150
Depreciation and amortization	68	73	73	316	280	310
Restructuring expenses	6	28	28	24	48	65
Asset impairments	66	—	—	66	4	—
Loss on debt extinguishment	—	—	—	24	—	—
Reorganization items, net	—	—	(1,056)	—	(933)	—
Other (income) expense, net	(24)	13	13	(11)	34	25
OPEB termination and other employee charges	5	(146)	(146)	11	(176)	—
Other non-operating costs, net	12	26	26	19	11	35
Adjusted EBITDA	$154	$109	$138	$685	$614	$650 - $690

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31			Twelve Months Ended December 31		Estimated
						Full Year
	2011	2010	2010	2011	2010	2012
	Successor		Combined	Successor	Combined	Successor
Cash from (used by) operating activities	$120	$154	$(49)	$175	$174	$275 - $300
Capital expenditures	(73)	(92)	(92)	(258)	(209)	250

Free cash flow	$47	$62	$(141)	$(83)	$(35)	$25 - $50

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.